EXHIBIT (j)(8)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 16, 2006, relating to the financial statements and financial highlights of the Eaton Vance Utilities Fund (the “Fund”) and of our report dated February 16, 2006, relating to the financial statements and supplementary data of the Utilities Portfolio, which appear in the December 31, 2005 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts April 27, 2006